Rule 424(b)(3)
                                                           File No. 333-82391


                         PRICING SUPPLEMENT NO. 1 DATED
                         NOVEMBER 28, 2000 TO PROSPECTUS
                      DATED AUGUST 31, 2000 AND PROSPECTUS
                        SUPPLEMENT DATED AUGUST 31, 2000

                           BOEING CAPITAL CORPORATION

                           Series XI Medium-Term Notes
                   Due Nine Months or More From Date of Issue

         Except as set forth herein, the Series XI Medium-Term Notes offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated August 31, 2000, as amended and supplemented by the Prospectus Supplement dated August 31, 2000 (the "Prospectus").

Aggregate Principal Amount:   $300,000,000

Original Issue Date           December 01, 2000
(Settlement Date):

Stated Maturity Date:         December 01, 2003

Interest Rate:                6.68%

Interest Payment Dates:       March 15 and September 15
                              commencing March 15, 2001

Type of Notes Issued:         [X]  Senior Notes          [X] Fixed Rate Notes
                              [ ]  Subordinated Notes    [ ] Floating Rate Notes

Optional Redemption:          [ ]  Yes
                              [X]  No

Form of Notes Issued:         [X]  Book-Entry Notes
                              [ ]  Certificated Notes

CUSIP Number:                 09700WDJ9


                              PURCHASE AS PRINCIPAL

        This Pricing Supplement relates to $300,000,000 aggregate principal amount of Notes that are being purchased, as principal, of which $52,500,000 is being purchased by Chase Securities Inc ("Chase"), $75,000,000 is being purchased by Credit Suisse First Boston Corporation ("CSFB"), $97,500,000 is being purchased by Merrill Lynch, Pierce, Fenner and Smith, Incorporated ("Merrill Lynch"), and $75,000,000 is being purchased by Morgan Stanley & Co. Incorporated ("Morgan Stanley") (collectively, the "Agents") for resale to investors at varying prices related to prevailing market conditions at the time or times of resale as determined by the Agents. Net proceeds payable by the Agents to Boeing Capital Corporation (the "Company") will be 99.837% of the aggregate principal amount of the Notes, or $299,511,000 before deduction of expenses payable by the Company. In connection with the sale of the Notes, the Agents may be deemed to have received compensation from the Company in the form of underwriting discounts in the amount of .163% or $489,000.